Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Amedica Corporation

Salt Lake City, Utah

We hereby consent to the use in the Registration Statement on Form S-1 MEF filed pursuant to Rule 462(b) under the Securities Act of 1933 of our report dated September 19, 2017 (December 26, 2017 as to the effects of the restatement described in Note 13 and the reverse stock split described in Note 1), relating to the consolidated financial statements of Amedica Corporation, which is incorporated by reference in that Registration Statement. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus incorporated by reference into such Registration Statement.

/s/ BDO USA, LLP

BDO USA, LLP

Salt Lake City, Utah

May 10, 2018